UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  February 8, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Other Events.

As previously disclosed on the Current Report on Form 8-K filed with the SEC on October 15, 2014, On October 8, 2014, Great Basin Scientific, Inc. (the “Company”), in connection with the closing of the initial public offering of units of the Company, entered into an underwriting agreement (the “Underwriting Agreement”) with Dawson James Securities, Inc. (“Dawson James”).  On February 8, 2016, with neither party admitting any liability, the Company and Dawson James entered into a settlement agreement (the transactions contemplated therein are referred to herein as the “Settlement”) in relation to a disagreement between the Company and Dawson James regarding performance under the Underwriting Agreement. In connection with the Settlement and in exchange for a one-time cash payment of $80,000, Dawson James agreed to terminate its right of first refusal as set forth Section 7.3 of the Underwriting Agreement and both parties provided mutual releases to the other party from any and all claims, expenses, debts, demands, costs, contracts, liabilities, obligations, actions and causes of action of every nature, whether known or unknown, whether in law or in equity, including without limitation, any other claims or events which existed or may have existed, through the date of the Settlement.

In connection with the Settlement, on February 8, 2016, the Company and Dawson James entered into a consulting agreement pursuant to which Dawson James has agreed to provide us with financial advisory services for the 12-month term of the agreement in consideration of us paying them an aggregate consulting fee of $800,000 (payable $200,000 upon execution of the consulting agreement and $50,000 at the beginning of each month for twelve months beginning on March 2, 2016).

The above is a summary of the material terms of the Settlement Agreement and Consulting Agreement and is qualified in its entirety by the full terms of such agreement which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits

EXHIBIT	DESCRIPTION

10.1	Settlement Agreement with Dawson James
10.2	Consulting Agreement with Dawson James

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: February 8, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Settlement Agreement with Dawson James
10.2	Consulting Agreement with Dawson James